CAMDEN NATIONAL CORPORATION
Amended and restated MANAGEMENT STOCK PURCHASE PLAN

Effective April 24, 2018

I.	INTRODUCTION

The purpose of the Camden National Corporation Amended and Restated Management Stock Purchase Plan (the “Plan”) is to provide equity incentive compensation to selected management employees of Camden National Corporation (the “Company”) and its Subsidiaries. Participants in the Plan may elect to receive Restricted Stock in lieu of a portion of their incentive payment. Restricted Stock is granted at a discount of one-third of the Fair Market Value of the Stock on the date of grant. So long as the participant remains employed by the Company or any of its Subsidiaries for at least two years after the date of grant, his or her Restricted Stock will vest. This Plan is a component plan of the Camden National Corporation 2012 Equity and Incentive Plan (the “2012 Plan”). Notwithstanding anything herein to the contrary, this Plan shall be subject to and governed by all the terms and conditions of the 2012 Plan, including the powers of the Committee set forth in Section 2(b) of the 2013 Plan. Capitalized terms in this Plan shall have the meaning specified in the 2012 Plan, unless a different meaning is specified herein.

II.	ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have complete discretion and authority with respect to the Plan and its application, except as expressly limited herein. Determinations by the Committee shall be final and binding on all parties with respect to all matters relating to the Plan.

III.	ELIGIBILITY

Management employees of the Company and its Subsidiaries as designated by the Committee shall be eligible to participate in the Plan.

IV.	PARTICIPATION

A.                Restricted Stock. Participation in the Plan shall be based on the award of Restricted Stock.

B.                 Cost of Restricted Stock. The “Cost” of each share of Restricted Stock shall be equal to two-thirds of the Fair Market Value of the Stock on the date the Restricted Stock is awarded.

C.                 Election to Participate. Each participant who is an employee of the Company or any of its Subsidiaries may elect to receive an award of Restricted Stock under the Plan in lieu of either 10 percent or 20 percent of his or her incentive payment by completing a bonus election agreement (“Bonus Election Agreement”). The Committee, in its sole discretion, shall determine which incentive or bonus payments are eligible for such election. The Bonus Election Agreement shall provide that the participant elects to receive Restricted Stock in lieu of 10 percent or 20 percent of any incentive payment. Bonus Election Agreements must be received by the Company before the deadline date established by the Committee in relation to the applicable incentive plan payout schedule. Notwithstanding the foregoing, the Committee may require certain officers to participate in the Plan.

D.                Award of Restricted Stock. On the dates that incentive payments are paid, the Company shall award, to each participant who has completed a Bonus Election Agreement and who is an employee of the Company, Restricted Stock as follows: Each such participant shall receive a whole number of Restricted Stock determined by dividing the amount (expressed in dollars) that is equal to 10 percent or 20 percent, as the case may be, of his or her gross incentive payment by the Cost of each share of Restricted Stock awarded on such date. No fractional shares of Restricted Stock will be credited and the amount equivalent in value to the fractional shares of Restricted Share will be paid out to the participant currently in cash. Shares of Restricted Stock are purchased with after-tax dollars (i.e., the entire bonus is considered taxable income).

V.	VESTING OF RESTRICTED STOCK

A.                Vesting. A participant shall be fully vested in each share of Restricted Stock two years after the date such share of Restricted Stock was awarded.

B.                 Settlement Prior to Vesting. If a participant’s employment with the Company terminates for any reason other than Retirement prior to vesting, except as otherwise provided in the participant’s employment agreement, if any, the participant’s non-vested Restricted Stock shall be forfeited back to the Company and he or she shall receive a cash payment equal to the lesser of (a) the Cost of such Restricted Stock or (b) an amount equal to the number of shares such Restricted Stock multiplied by the Fair Market Value of a share of Stock on the date of the participant’s termination of employment. Because the Restricted Stock was purchased on an after-tax basis, this cash payment will not be considered taxable income to the participant.

C.                 Special Provision. As soon as a participant in the Plan reaches age sixty-five (65) with at least five (5) years of consecutive service, all Restricted Stock purchased under this Plan that has not yet vested will vest immediately, and any new purchases of Restricted Stock made after qualifying for this Special Provision will be immediately vested upon the date of purchase (and constitute a taxable event unless, with respect to Restricted Stock purchased prior to the participant reaching age sixty-five (65) with at least five (5) years of consecutive service, the participant made a timely Section 83(b) under the Internal Revenue Code of 1986, as amended).

VI.	DIVIDENDS

Dividends on Restricted Stock shall be paid currently to the participant, and, unless the participant makes a Section 83(b) election, such dividends are treated as ordinary income (i.e., added to W-2, Box 1 earnings) until such Restricted Stock become vested and distributed. If the participant makes a Section 83(b) election with respect to the Restricted Stock, any dividends paid on such shares will be taxed as dividends.